DATE:	October 28, 2003	CONTACTS:	Roseanne Koberle (media)
732-938-1112
or
Dennis Puma (investors)
732-938-1229

NEW JERSEY RESOURCES REPORTS FISCAL 2003 RESULTS; INCREASES DIVIDEND 4.8 PERCENT

•	NJR posts 12th consecutive year of higher earnings, a record unmatched by any U.S. natural gas or electric utility

•	NJR reports full-year 2003 earnings of $2.41 basic per share, $2.38 diluted per share

•	NJR reports fourth-quarter 2003 seasonal loss of $.13 basic and diluted per share

•	NJR raises quarterly dividend 4.8 percent to $0.325 per share

•	NJNG adds 11,044 customers in fiscal 2003; now serves 443,840 customers

WALL, N.J. – New Jersey Resources (NYSE: NJR) today announced its 12th consecutive year of higher earnings and reported a loss for the fiscal fourth quarter due to seasonally low natural gas demand. The quarterly results were $.01 better than the Wall Street consensus estimate. NJR also announced a 4.8 percent increase in its dividend to an indicated annual rate of $1.30 per share.

“I am extremely proud that we are able to report our 12th consecutive year of earnings growth, which is the longest streak in the electric and natural gas utility industries,” said Laurence M. Downes, chairman and CEO of NJR. “These excellent results reflect the dedication of our employees, who were once again able to carry out our primary mission of providing safe, reliable and affordable service to our customers while meeting the needs of all our stakeholders.”

NJR’s regulated utility, New Jersey Natural Gas (NJNG), serves more than 443,000 customers in New Jersey, and its unregulated wholesale energy services subsidiary, NJR Energy Services (NJRES), serves wholesale customers from the Gulf Coast to New England and Canada. NJR’s other major operating subsidiary, NJR Home Services (NJRHS), offers heating, air conditioning and appliance services to customers in NJNG’s service area.

Consolidated Financial Results

For the fiscal year ended September 30, 2003, NJR earned $65.4 million, or $2.41 per basic share, compared with $56.8 million, or $2.12 per basic share last year, representing an increase of 13.7 percent. Diluted earnings were $2.38 per share compared with $2.09 last year, an increase

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NEW JERSEY RESOURCES REPORTS FISCAL 2003 RESULTS; INCREASES DIVIDEND 4.8 PERCENT

of 13.9 percent. Results for the fiscal year were in line with Wall Street expectations. NJR attributed its strong financial performance to profitable customer growth at its principal subsidiary, NJNG, colder weather and strong growth at NJRES. NJNG added 11,044 new customers in fiscal 2003, maintaining its nearly 3 percent customer growth rate.

For the quarter, NJR posted a consolidated loss of $3.6 million, or $.13 per basic and diluted share, compared with a loss of $2.5 million, or $.09 per basic and diluted share, for the same period last year. Like many natural gas utilities, NJR traditionally reports a loss in its fourth fiscal quarter due to seasonally low demand for natural gas in the summer months. Results for the quarter were slightly better than Wall Street expectations. During the quarter, NJR increased its support for a variety of community, civic and educational activities.

Dividend Increased
 NJR also announced that its board of directors approved a 4.8 percent increase in the quarterly dividend rate to $.325 per share from $.31 per share. The new quarterly rate is effective with the dividend payable January 2, 2004, to shareowners of record on December 15, 2003. The new indicated annual dividend rate is $1.30 per share. NJR has now increased its dividend nine times in the past eight years, and has paid consistent quarterly dividends since 1952. “The action taken by our board of directors reflects our continued excellent financial performance and strong financial profile,” Mr. Downes said. “This strength was underscored in September when NJNG’s credit ratings were upgraded by both Moody’s Investors Service (Moody’s) and Standard & Poor’s (S&P).”

Highlights and Recent Developments

Financial Milestones and Total Return
 NJR’s business model continued to produce excellent growth in fiscal 2003, driven by profitable customer growth and strong non-utility business opportunities. Shareowners were rewarded with a 1-year total return of 13.3 percent, and on a longer-term basis, have enjoyed a 5-year average annual total return of 12.6 percent, compared with 1.5 percent for the S&P 500 Index. NJR achieved a major milestone this year when its market capitalization surpassed $1 billion for the first time in its history.

Safe, Reliable and Affordable Service
 During the fiscal year, NJNG maintained its status as the lowest-cost provider of natural gas with the highest ranking in customer satisfaction and the strongest financial profile among New Jersey’s natural gas and electric utilities. NJNG’s wholesale market expertise saved customers an estimated $60 million in natural gas costs over the year, and NJNG has not requested an increase in its traditional base rates in over 10 years – the longest streak among the state’s utilities. For the 11th consecutive year, NJNG achieved the lowest number of inquiries to the New Jersey Board of Public Utilities (BPU) per 1,000 customers among the state’s electric and natural gas utilities. NJNG invests about $50 million annually for system maintenance and expansion to ensure safe, reliable service.

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NEW JERSEY RESOURCES REPORTS FISCAL 2003 RESULTS; INCREASES DIVIDEND 4.8 PERCENT

Regulatory Approvals Received
 On October 22, 2003, the BPU approved a settlement addressing several initiatives that are part of NJNG’s efforts to bring customers the best possible natural gas prices. The settlement also resolves issues associated with the collection of prior under-recovered natural gas costs and includes an agreement for the BPU staff and Ratepayer Advocate to work with NJNG in jointly developing a fixed-price pilot program for low-income customers, which may subsequently contain elements for a program to be offered to all customers.

The BPU extended NJNG’s off-system sales and capacity release, financial risk management and interruptible incentive programs under the existing margin-sharing formulas for three years. The approval also extended through April 30, 2004, NJNG’s capacity reduction and portfolio enhancement program for transactions entered into before December 31, 2002. The parties agreed to evaluate the potential benefits of a new capacity reliability program by October 1, 2004.

The BPU also approved through October 31, 2006, a new storage incentive program that will share gains and losses on an 80/20 basis between customers and shareowners, respectively. The program, which will measure the difference between the actual cost of natural gas in storage and a benchmark applicable to the April-through-October injection season, will be reviewed in one year for possible modifications.

The BPU also approved NJNG’s request to update factors used in its weather-normalization clause (WNC). The WNC is designed to smooth out year-to-year fluctuations that may result from changing weather patterns on both NJNG’s gross margin and customers’ bills. Consumption factors had not been adjusted to reflect NJNG’s growth and actual customer base since the settlement of its last base rate case nearly a decade ago. Updating the consumption factors will make the resulting calculations from the WNC more reflective of the actual impact of weather.

Credit Ratings Upgraded
 During the quarter, NJNG received upgrades from both Moody’s and S&P. Moody’s raised the long-term debt rating of NJNG to Aa3 from A2. S&P increased the corporate rating of NJNG to A+ from A, and the first mortgage bond rating was raised to AA- from A+. NJNG was the first natural gas utility in the nation to be upgraded by Moody’s and the second by S&P in 2003. NJNG has the highest credit rating among all natural gas and electric utilities in New Jersey by both Moody’s and S&P.

Share Repurchase Plan
 NJR purchased 46,900 shares under its 2 million share repurchase plan in fiscal 2003. Under the plan, NJR may purchase its shares on the open market or in negotiated transactions based on market and other conditions. Since the plan began in September 1996, NJR has invested $55.9 million to repurchase 1.6 million shares.

NEW JERSEY RESOURCES REPORTS FISCAL 2003 RESULTS; INCREASES DIVIDEND 4.8 PERCENT

Business Segment Highlights

New Jersey Natural Gas
 NJNG earned $53 million in fiscal 2003, an increase of 9.5 percent compared with last year, driven by its continued profitable customer growth and colder-than-normal weather. NJNG added 11,044 new customers in fiscal 2003, including 35 percent who converted from other fuels. NJNG also added natural gas heat service to 1,266 existing customers during the year. These additions are expected to generate approximately 2.1 Bcf of throughput and $6.4 million of gross margin annually. NJNG has had an average annual customer growth rate of approximately 3 percent over the past 10 years.

NJNG’s gross margin increased 10.1 percent in fiscal 2003 to $215.7 million, due primarily to customer growth and colder winter weather. Weather for the fiscal year was 13 percent colder than normal and 35 percent colder than last year. “Normal” weather is based on 20-year average temperatures. The impact of the weather is significantly offset by NJNG’s WNC. As a result of the colder-than-normal weather, NJNG deferred $9 million of gross margin through the WNC during fiscal 2003 for future credit to customers. Since the WNC does not mitigate the full impact of the weather, this year’s cold weather resulted in approximately $3.4 million of additional gross margin beyond the amount covered by the WNC. Last year, due to 17 percent warmer-than-normal weather, $16.4 million of gross margin was accrued for future recovery under the WNC, and approximately $7.6 million of gross margin was not covered by the WNC.

Gross margin from off-system and capacity management programs increased to $5.4 million compared with $4.7 million last year. The increase was due primarily to the higher value of capacity in the winter resulting from the colder weather and portfolio enhancements. NJNG shares the gross margin earned from off-system sales and capacity management programs with customers and shareowners. The BPU recently approved extensions to these incentives and a new incentive related to storage, which support NJNG’s goals of reliability, price stability and affordability. NJNG customers have saved over $205 million on their natural gas bills, or approximately 5 percent annually, since these programs began in 1992.

NJNG’s operation and maintenance expenses for the fiscal year ended September 30, 2003, were $84.6 million, compared with $73.5 million for the same period last year. The increase was due primarily to higher labor, pension, other post-retirement benefits, bad debt, insurance, and community-related expenses. NJNG’s net interest charges decreased $1.9 million, or 14.3 percent, to $11.6 million in fiscal 2003, due primarily to lower interest rates, which more than offset higher average debt balances.

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NEW JERSEY RESOURCES REPORTS FISCAL 2003 RESULTS; INCREASES DIVIDEND 4.8 PERCENT

NJNG lost $5.2 million in the quarter, compared with a loss of $3 million last year. A seasonal loss is expected during July, August and September, when consumption is at its lowest levels of the year. The increased loss was due primarily to higher operation and maintenance expenses, which offset higher gross margin and lower interest expense. NJNG’s gross margin increased $1.7 million in the quarter due primarily to customer growth. Operation and maintenance expenses increased to $21.9 million, compared with $16.4 million, due primarily to higher labor and community-related expenses. Net interest charges decreased $475,000 in the quarter due primarily to lower interest rates, which more than offset higher average debt balances.

Gross margin is defined as natural gas revenues less natural gas purchases, sales tax and a Transitional Energy Facilities Assessment (TEFA), which is included in Energy and other taxes on the Consolidated Statements of Income. Management believes that gross margin provides a more meaningful basis for evaluating utility operations than does revenue since natural gas costs, sales tax and TEFA are passed through to customers, and therefore have no effect on gross margin. Natural gas costs are charged to operating expenses on the basis of therm sales at the BPU-approved rates in NJNG’s BGSS tariff. The BGSS allows NJNG to recover natural gas costs that exceed the level reflected in its base rates. Sales tax is calculated at 6 percent of revenue and excludes sales to cogeneration facilities, other utilities, off-system sales and federal accounts. TEFA is calculated on a per-therm basis and excludes sales to cogeneration facilities, other utilities and off-system sales.

NJR Energy Services
 NJRES earned $11.4 million for the fiscal year ended September 30, compared with $6.4 million for the same period last year, primarily reflecting higher gross margin from increased storage and capacity utilization through expanded market opportunities. NJRES’ portfolio of transportation and storage assets, which is substantially hedged, has been tailored to provide opportunities to increase gross margin in volatile wholesale natural gas markets. NJRES’ results benefited from volatile wholesale natural gas prices this past winter, which contributed to increased basis, financial and daily trading gross margin.

NJRES earned $354,000 during the quarter, compared with $359,000 for the same period last year. Natural gas sold or managed by NJRES totaled 52 Bcf for the quarter, compared with 103 Bcf last year.

Retail and Other
 Retail and Other consists primarily of NJRHS, which provides service, sales and installation of appliances to approximately 141,000 customers; Commercial Realty & Resources Corp., which develops commercial real estate; and NJR Energy, which consists primarily of a 3.2 percent equity investment in Iroquois Gas Transmission System, L.P.

Retail and Other’s earnings for the fiscal year were $1 million compared with $2.1 million last year. The decline was due primarily to a reduction in the segment’s Other Income as a result of a pretax gain of $885,000 on the sale of real estate in fiscal 2002.

Retail and Other’s earnings for the quarter increased to $1.2 million compared with $124,000 last year due primarily to service contract and installation growth at NJRHS.

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NEW JERSEY RESOURCES REPORTS FISCAL 2003 RESULTS; INCREASES DIVIDEND 4.8 PERCENT

Forward-Looking Statements
 This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results to differ materially from our expectations include, but are not limited to, weather conditions, economic conditions in NJNG’s service territory, impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, environmental matters and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission, including NJR’s quarterly report on Form 10-Q filed on August 14, 2003. NJR’s Form 10-Q is available at www.sec.gov.

NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

Webcast Information

NJR will host a live webcast to discuss this year’s financial results today at 3 p.m. EST. To listen to the call, logon to NJR’s Web site, njliving.com and select “Investor Relations” from the sidebar on the left; then click just below the microphone on the right side of the Investor Relations home page.

About New Jersey Resources

New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas (NJNG), is one of the fastest-growing local distribution companies in the United States, serving nearly 450,000 customers in central and northern New Jersey. NJNG is the lowest-cost provider of natural gas in the state. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is an emerging leader in the unregulated energy services market, providing outstanding customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers expert heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make the company a leader in the competitive energy marketplace. More information on NJR can be found on our company Web site at njliving.com.

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NEW JERSEY RESOURCES REPORTS FISCAL 2003 RESULTS; INCREASES DIVIDEND 4.8 PERCENT

NEW JERSEY RESOURCES CORPORATION
CONSOLIDATED FINANCIAL RESULTS

	Three Months Ended		Twelve Months Ended
Thousands, except per
share data	September 30,		September 30,
(Unaudited)	2003	2002	2003	2002

Operating Revenues	$353,089	$467,209	$2,544,379	$1,831,504
Net Income (Loss)	$(3,628)	$(2,531)	$65,412	$56,844
Earnings (Loss) Per Common Share Basic	$(.13)	$(.09)	$2.41	$2.12
Diluted	$(.13)	$(.09)	$2.38	$2.09
Average Shares Outstanding Basic	27,214	26,902	27,095	26,860
Diluted	27,746	27,207	27,532	27,168

NEW JERSEY RESOURCES CORPORATION
  CONSOLIDATED STATEMENTS OF INCOME

(thousands, except per-share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

OPERATING REVENUES	$353,089	$467,209	$2,544,379	$1,831,504

OPERATING EXPENSES
Gas purchases	314,951	431,800	2,238,394	1,566,467
Operation and maintenance	27,664	22,784	106,030	91,646
Depreciation and amortization	7,886	7,894	31,965	31,844
Energy and other taxes	4,456	3,973	46,639	36,792

Total operating expenses	354,957	466,451	2,423,028	1,726,749

OPERATING INCOME (LOSS)	(1,868)	758	121,351	104,755
Other income (loss)	(499)	372	515	4,569
Interest charges, net	3,249	4,047	13,992	16,556

INCOME (LOSS) BEFORE INCOME TAXES	(5,616)	(2,917)	107,874	92,768
Income tax provision	(1,988)	(386)	42,462	35,924

NET INCOME (LOSS)	($3,628)	($2,531)	$65,412	$56,844

EARNINGS (LOSS) PER COMMON SHARE
INCOME BEFORE ACCOUNTING CHANGE	$0.00	$0.74	$0.00	$2.04
BASIC	($0.13)	($0.09)	$2.41	$2.12
INCOME BEFORE ACCOUNTING CHANGE	$0.00	($0.09)	$0.00	$2.09
DILUTED	($0.13)	($0.09)	$2.38	$2.09

DIVIDENDS PER COMMON SHARE	$0.31	$0.30	$1.24	$1.20

AVERAGE SHARES OUTSTANDING
BASIC	27,214	26,902	27,095	26,860
DILUTED	27,746	27,207	27,532	27,168

NEW JERSEY RESOURCES CORPORATION
Unaudited

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

(Thousands, except per-share data)	2003	2002	2003	2002

Operating Revenues
New Jersey Natural Gas Company	$78,944	$120,785	$759,878	$774,541
NJR Energy Services Company	267,570	340,763	1,766,265	1,037,417
Retail & Other	6,597	5,676	21,927	19,711

Sub-total	353,111	467,224	2,548,070	1,831,669

Intercompany Eliminations	(22)	(15)	(3,691)	(165)

Total	$353,089	$467,209	$2,544,379	$1,831,504

Operating Income (Loss)
New Jersey Natural Gas Company	($5,274)	($1,384)	$97,408	$88,883
NJR Energy Services Company	595	898	19,454	11,430
Retail & Other	2,811	1,244	4,489	4,442

Total	($1,868)	$758	$121,351	$104,755

Net Income (Loss)
New Jersey Natural Gas Company	($5,214)	($3,014)	$52,977	$48,401
NJR Energy Services Company	354	359	11,410	6,383
Retail & Other	1,232	124	1,025	2,060

Total	($3,628)	($2,531)	$65,412	$56,844

Throughtput (Bcf)
NJNG, Core Customers	7.2	8.0	74.9	62.1
NJNG, Off System/Capacity Management	5.6	20.7	35.8	96.5
NJRES Fuel Mgmt. and Wholesale Sales	51.8	102.6	311.3	332.6

Total	64.6	131.3	422.0	491.2

Common Stock Data
Yield at September 30	3.4%	3.6%	3.4%	3.6%
Market Price
High	$37.36	$33.29	$37.36	$33.29
Low	$33.70	$24.35	$29.52	$24.35
Close at September 30	$36.04	$32.90	$36.04	$32.90
Shares Out. at September 30	27,233	26,917	27,233	26,917
Market Cap. at September 30	$981,477	$885,569	$981,477	$885,569

NEW JERSEY NATURAL GAS COMPANY
Unaudited

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

(Thousands, except customer & weather data)	2003	2002	2003	2002

Operating Revenues
Residential	$29,910	$27,457	$433,634	$359,022
Commercial, Industrial & Other	14,792	11,731	99,587	84,449
Firm Transportation	4,908	4,242	34,682	24,455

Sub-Total	49,610	43,430	567,903	467,926
Interruptible	4,345	7,613	8,406	12,608

Total System Revenues	53,955	51,043	576,309	480,534

Off System	24,989	69,742	183,569	294,007

TOTAL REVENUES	$78,944	$120,785	$759,878	$774,541

Gross Margin and Operating Income
Residential	$15,692	$15,267	$150,003	$140,865
Commercial, Industrial & Other	2,989	2,908	28,572	26,832
Firm Transportation	4,608	3,842	30,748	22,498

Sub-Total	23,289	22,017	209,323	190,195
Interruptible	420	257	949	916

Total System Margin	23,709	22,274	210,272	191,111

Off System/Capacity Management/FRM	1,253	946	5,422	4,708

TOTAL GROSS MARGIN	24,962	23,220	215,694	195,819

Operation and maintenance expense	21,911	16,369	84,555	73,505
Depreciation and amortization	7,712	7,685	31,192	31,044
Other taxes not reflected in gross margin	613	550	2,539	2,387

OPERATING INCOME (LOSS)	($5,274)	($1,384)	$97,408	$88,883

Throughput (Bcf)
Residential	3.0	3.0	46.9	35.8
Commercial, Industrial & Other	0.7	0.6	10.2	8.2
Firm Transportation	0.7	0.7	10.4	7.0

Sub-Total	4.4	4.3	67.5	51.0
Interruptible	2.8	3.7	7.4	11.1

Total System Throughput	7.2	8.0	74.9	62.1

Off System/Capacity Management	5.6	20.7	35.8	96.5

TOTAL THROUGHPUT	12.8	28.7	110.7	158.6

Customers
Residential	398,100	391,133	398,100	391,133
Commercial, Industrial & Other	25,797	25,112	25,797	25,112
Firm Transportation	19,867	17,811	19,867	17,811

Sub-Total	443,764	434,056	443,764	434,056
Interruptible	51	51	51	51

Total System Customers	443,815	434,107	443,815	434,107

Off System/Capacity Management	25	34	25	34

TOTAL CUSTOMERS	443,840	434,141	443,840	434,141

NEW JERSEY NATURAL GAS COMPANY
Unaudited

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

(Thousands, except customer & weather data)	2003	2002	2003	2002

Degree Days
Actual	22	13	5,354	3,964
Normal	55	54	4,738	4,796

Percent of Normal	40.0%	24.1%	113.0%	82.7%

NJR ENERGY SERVICES COMPANY

Revenues	$267,570	$340,763	$1,766,265	$1,037,417

Operating Income	$595	$898	$19,454	$11,430

Net Income	$354	$359	$11,410	$6,383

Gas Sold and Managed (Bcf)	51.8	102.6	311.3	332.6

RETAIL & OTHER

Revenues	$6,597	$5,676	$21,927	$19,711

Operating Income	$2,811	$1,244	$4,489	$4,442

Net Income	$1,232	$124	$1,025	$2,060

Total Customers at September 30	141,724	136,250	141,724	136,250

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